Exhibit 99.9

Avalon Board of Directors Approves Exclusive Licensing Agreement
Monday August 20, 4:01 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc. (Avalon) (OTCBB:AOGN -
News) today that it has executed an exclusive license agreement with Oiltek, Inc. (Oiltek), a Delaware Corporation formed in November 2006.

The terms and conditions of the Exclusive Licensing Agreement provide for Avalon to receive approximately eighty percent (80%) or ten million shares (10,000,000) of the common stock in Oiltek, in exchange for cash and the rights to market Avalon's portfolio of intellectual properties. Oiltek anticipates the filing of a Form S-1 with the Securities and Exchange Commission on or before September 1, 2007, and will seek a listing on the OTCBB when the Form S-1 has been approved.

"Licensing Avalon's technologies to a focused technology commercialization company forwards our strategy to add shareholder value through enhanced oil and gas recovery opportunities," said Kent Rodriguez, Avalon's President and CEO. "We are pleased to be able to offer Avalon shareholders of record a stock dividend, the record date is yet to be determined by the Board of Directors," added Rodriguez.

The technologies licensed to Oiltek involve innovative energy production enhancements. These include the recently patented technology developments to mitigate paraffin wax deposits in well bores and oil production tubing using ultrasonic waves. Also licensed to Oiltek is a system to detect hazardous gas leaks in natural gas pipelines which provides reliable, cost-effective monitoring of pipelines to detect small gas leaks before they reach a critical stage. The third technology licensed to Oiltek is a system for intelligent drilling and completion sensors to provide real-time oil reservoir monitoring of subsurface information.

Oiltek's business model streamlines technology commercialization and market development through a close network of aligned industry business partners. The company acquires and develops oil and gas production enhancing technologies from early stage licensing partners.

Avalon provides Oiltek with access to its oil and gas production resources to demonstrate the technology in current well stimulation and completion operations. Oiltek will leverage Avalon's network of industry partnerships with oil equipment service providers and system integrators to execute marketing and distribution agreements.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc., is an oil and gas company engaged in the acquisition of oil and gas producing properties. Avalon's technology group acquires and develops oil and gas production enhancing technologies.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax: 952-746-5216
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Source: Avalon Oil & Gas, Inc.